Exhibit (a)(5)(N)

PRESS RELEASE

FOR IMMEDIATE RELEASE

TIBERIUS CAPITAL INCREASES ITS TENDER OFFER PRICE TO $1.45 PER SHARE

FOR ALL MATHSTAR (OTC: MATH.PK) COMMON SHARES;

EXTENDS OFFER UNTIL 11:59 P.M. NEW YORK CITY TIME ON SEPTEMBER 30, 2009

CHICAGO, Illinois, September 1, 2009—Tiberius Capital II, LLC (“Tiberius”), a value-opportunity fund located in Chicago, announced today that it is increasing the purchase price in its tender offer for all MathStar (OTC: MATH.PK) common shares from $1.35 to $1.45 net per share in cash (without interest and subject to applicable withholding taxes). Tiberius also announced that it is extending the tender offer until 11:59 p.m. New York City time on September 30, 2009, and that it is increasing the “Minimum Tender Condition” to the tender offer from 3,000,000 shares to a majority of outstanding MathStar shares. As of August 31, 2009, approximately 1,438,000 MathStar common shares have been tendered and not withdrawn. All MathStar shareholders who have tendered will receive the higher $1.45 price, assuming all other conditions have been met and tenders are accepted.

“This outstanding offer is more than management’s estimate of the liquidation value per share of $1.40,” said John M. Fife, who along with Robert T. Sullivan is a principal of Tiberius. “Tiberius is offering more than liquidation value in recognition of the embedded value in MathStar’s field programmable object array technology. We hope that MathStar shareholders finally see that Tiberius is serious in its commitment to MathStar. We hope that they do not pass on this outstanding opportunity to obtain liquidity and value for their shares. Tiberius’ $1.45 offer is higher than the highest closing price for MathStar’s stock during the last 52 weeks.”

Tiberius urges all MathStar shareholders to tender all of their shares as soon as possible prior to the Expiration Date on September 30, 2009, at 11:59 p.m. New York City time.

Forward-looking Statements

This press release contains forward-looking statements. All statements contained herein that are not clearly historical in nature or that may necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “potential,” “strategy,” “pursue,” and similar expressions are generally intended to identify forward-looking statements. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors such as delays in effecting the tender offer, unanticipated events, prolonged adverse conditions in the U.S. economy, and expectations regarding MathStar’s financial condition and liquidity. Forward-looking statements involve risks and uncertainties.

TIBERIUS CAPITAL II, LLC

303 EAST WACKER DRIVE, SUITE 311, CHICAGO, ILLINOIS 60601